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                                                                   EXHIBIT 10.11

                              AMENDED AND RESTATED
                              EMPLOYMENT AGREEMENT


         This Amended and Restated Employment Agreement (the "Employment Agreement") is made and entered into as of the 1st day of April, 1997, by and among Danka Business Systems PLC, a public limited company incorporated and registered under the laws of England and Wales ("Danka Business Systems"), Danka Holding Company, a Delaware corporation ("Danka") (Danka Business Systems and Danka hereinafter collectively referred to as the "Company"), and Daniel M. Doyle, an individual ("Executive").

                                   WITNESSETH:

         WHEREAS, Executive is a party to an Employment Agreement dated as of April 1, 1994 by and among Danka Business Systems PLC, the Executive and Danka Industries, Inc., a Florida corporation, which Employment Agreement provided for an initial three-year term ending March 31, 1997;

         WHEREAS, the Company wishes to assure itself of the services of Executive for an additional five year term, on the terms and conditions set forth herein; and

         WHEREAS, Executive desires to be so employed by the Company on said terms.

         NOW, THEREFORE, in consideration of the foregoing, and of the mutual covenants and agreements herein contained, the parties agree as follows:

         Section 1. EMPLOYMENT. The Company hereby employs Executive, and Executive hereby accepts employment with the Company, all upon the terms and subject to the conditions set forth in this Employment Agreement.

         Section 2. CAPACITY AND DUTIES. Executive is and shall be employed in the capacity of Chief Executive/Chief Executive Officer and President of the Company and shall have such other duties, responsibilities and authorities as are assigned to him by the Board of Directors of Danka Business Systems (the "Board") as long as such additional duties, responsibilities and authorities are consistent with Executive's position and level of authority as the Chief Executive Officer of the Company. Executive shall report directly to the Board with directors fees in the amount of (pound)7,500 per annum to be paid for his services as a director of Danka Business Systems. Executive may serve as a director of any direct or indirect subsidiary of Danka Business Systems, without additional consideration unless agreed otherwise by the Board, but Executive's failure or refusal to serve on the Board of one or more subsidiaries shall not constitute a breach of this Agreement.

         Section 3. TERM OF EMPLOYMENT. The term of employment of Executive by the Company pursuant to this Employment Agreement shall be for the period (the "Employment Period") commencing on April 1, 1997 (the "Commencement Date"), and ending on March 31, 2002 or such earlier date that Executive's employment is terminated in accordance with the provisions of this Employment Agreement.


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         Section 4. PLACE OF EMPLOYMENT. Executive's principal place of work shall be located in the Tampa Bay, Florida metropolitan area. The parties acknowledge that this is consistent with the extensive national and international business travel which may be required of Executive in connection with his performance of his duties under this Agreement.

         Section 5. BASE SALARY AND BONUS. During the Employment Period and subject to all the terms and conditions of this Employment Agreement, the Company shall pay Executive a base salary at an annual rate of not less than $800,000 per annum, payable in a manner consistent with the Company's payroll procedures for U.S. salaried employees. The Human Resources Committee of the Board (the "H.R. Committee") shall review Executive's annual base salary on or before the beginning of each fiscal year of the Company beginning subsequent to March 31, 1999 in which this Agreement is in effect and may increase Executive's annual base salary from time to time as the H.R. Committee deems to be appropriate.

         In addition to the annual base salary, for each fiscal year of the Company during the Employment Period beginning subsequent to March 31, 1998, Executive shall be entitled to receive an annual bonus under a performance bonus plan developed by the H.R. Committee. The H.R. Committee shall establish during the first quarter of each fiscal year financial performance targets for such fiscal year, stated in terms of net income, diluted earnings per share, operating cash flow or such other measures as may be selected by the H.R. Committee, as well as the annual bonuses available upon achievement of target, threshold and maximum levels of performance. The bonus available upon achievement of the target level shall be one hundred percent (100%) of Executive's annual base salary, and the bonus available for meeting or exceeding maximum level of performance shall be one hundred fifty percent (150%) of Executive's annual base salary. Subject to H.R. Committee's certification of the Company's achievement of the relevant financial goals for the fiscal year at not less than the threshold level, payment of each such annual bonus shall be made to Executive in cash (net of applicable taxes) as promptly after the end of the relevant fiscal year as the H.R. Committee is able to certify the achievement of the applicable target performance goals, subject to any deferral election made by Executive under the terms of the Company's deferred compensation plan for U.S. executives. These annual bonuses are intended to qualify as "performance-based" awards under Section 162(m) of the Internal Revenue Code, and shall therefore be subject to approval of the general terms of the performance bonus plan by the Company's shareholders.

         All salary and bonus payments to Executive under this Agreement shall be paid to Executive by Danka, or for periods after March 31, 1998, Danka Office Imaging Company, through its U.S. payroll system [with the exception of the directors fees for Executive's services as a director of Danka Business Systems, which shall be paid by Danka Business Systems]. If Danka or Danka Office Imaging Company should fail to make any such payment to Executive when due, Danka, Danka Office Imaging Company and Danka Business Systems shall be jointly and severally liable to Executive.

         Section 6. ADDITIONAL COMPENSATION AND BENEFITS. During the Employment Period, the Company shall pay to or provide Executive such other compensation and benefits as are established by or approved by the H.R. Committee, including the following additional compensation and welfare and fringe benefits:

         (a) Stock Options. Executive shall receive annual stock option awards, as described in Section 7 below.


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         (b)      Medical Insurance. The Company shall provide Executive and his dependents with health insurance coverage no less favorable than that from time to time made available to other key employees of the Company located in the United States.

         (c) Vacation. Executive shall be entitled to at least six weeks of vacation during each year during the term of this Agreement, prorated for partial years.

         (d) Business Expenses. The Company shall reimburse Executive for all reasonable, ordinary and necessary expenses he incurs in connection with his employment by the Company (including but not limited to, automobile and other business travel, and customer entertainment expenses). As long as the Company continues to operate a corporate jet for its business, the Company will also provide the use of such jet for personal use of Executive for which the Company will be repaid on a first-class ticket basis for non-business passenger use.

         In addition to the benefits provided pursuant to the preceding paragraphs of this Section 6, the Executive shall be eligible to participate in all executive compensation and retirement plans of the Company applicable generally to officers of the Company located in the United States, and in such welfare benefit plans, programs, practices and policies of the Company as are generally applicable to other United States employees from time to time.

         Section 7. STOCK OPTIONS. Danka Business Systems shall award Executive stock options with respect to not less than 150,000 American Depositary Shares representing ordinary shares of Danka Business Systems ("ADSs") in May, 1998. This award shall be made on a date at least two (2) trading days and not more than ten (10) trading days after the Company has publicly announced its results for the fiscal year ended March 31, 1998. Danka Business Systems shall also award Executive stock options with respect to an additional 350,000 ADSs in July, 1998, subject to approval by the shareholders at the 1998 Annual General Meeting of an amendment to the Danka Business Systems, PLC, 1996 Share Option Plan to increase the limit on stock option awards to any individual.

         During the remainder of the Employment Period, during each March subsequent to 1998 (that is, during March 1999, March 2000, March 2001, and March 2002), Executive shall be granted additional stock options with respect to an additional 125,000 ADSs, subject to the availability of sufficient ADSs and ordinary shares for such awards under stock option plans of the Company approved by the Company's shareholders, provided that Executive has continued his employment with the Company through the relevant grant date and has not given a Notice of Termination as defined in Section 11 below.

         All of the foregoing stock options shall be subject to the following terms and conditions, in addition to any terms imposed by Danka Business Systems' 1996 Share Option Plan:

         (a) Each award of options shall have a maximum ten (10) year term, and shall not be incentive stock options within the meaning of Internal Revenue Code Section 422;

         (b) Each award of options shall be awarded at market price, so that the option price payable by Executive upon exercise shall be equal to the market value of an ADS on the date the award was granted;


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         (c)      These options granted pursuant to this Section 7 prior to
                  March, 2001 shall each vest on the fifth anniversary of the date of grant, provided Executive's employment has continued through such date (or has been terminated upon terms acceptable to the H.R. Committee). Notwithstanding the preceding sentence, one-third (1/3rd) of the shares covered by each such option award granted before March 2001, shall vest on an accelerated basis if for any fiscal year of the Company which includes one of the first three anniversaries of the relevant date of grant the Company has achieved, on a cumulative basis, the performance-related financial target for that period approved by the H. R. Committee, as set forth in writing in the form of Stock Option Certificate approved by the H.R. Committee. The option awards granted in March 2001 and March 2002 shall each vest in three (3) annual installments, consisting of one-third of the ADSs, on the first three anniversaries of the relevant date of grant, provided Executive's employment continues through such date (or been terminated on terms acceptable to the H.R. Committee), but such vesting shall not be conditioned on satisfaction of financial performance targets.

         (d) The Options granted to Executive under this Section shall become fully vested on an accelerated basis upon: (1) in the case of the Options granted in May and July 1998, upon expiration of the Employment Period if the applicable performance criteria have not previously been met; (2) in the case of the Options granted in March 1999 and March 2000, the third anniversary of the relevant date of grant, if Executive has previously retired at the expiration of the Employment Period and any applicable performance criteria have not been met; (3) Executive's death or permanent disability; (4) an involuntary termination of Executive's employment other than for Cause [as defined in Section 11]; (5) Executive's voluntary termination of employment for Good Reason [as defined in Section 11 below]; (6) the date the Company gives Executive a Notice to Terminate [other than for Cause as defined in Section 11]; or (7) a Change of Control [as defined in Section 11 below].

         (e) Upon termination of Executive's employment for Cause [as defined in Section 11], any unexercised Options held by Executive shall be forfeited immediately. Upon delivery of a Notice of Termination by Executive or other voluntary termination by Executive [other than for Good Reason as defined in Section 11.02], any vested but unexercised options held by Executive shall continue to be exercisable during the period of twelve (12) months following the date of termination. If Executive's options vest on an accelerated basis pursuant to paragraph (d), or if Executive's employment terminates at the expiration of the Employment Period, the options not exercised by the termination date shall continue to be exercisable for a period of thirty-six (36) months following such date (but not later than the expiration of the option's original ten (10) year term). Such continued right to exercise the options shall be subject to Executive's adherence to the terms of such non-competition, confidentiality and similar restrictive covenants as the H.R. Committee may require to be included in the stock option certificates, provided that such restrictive covenants shall be deemed to be waived upon a Change of Control [as defined in Section 11 below].

         (f) At the Committee's discretions, the options may be granted for the equivalent number of ordinary shares of Danka Business Systems, instead of ADSs.

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         Section 8. SUPPLEMENTAL CASH PAYMENT. To recognize that the delay in the grant of stock options with respect to 350,000 ADSs until after the 1998 Annual General Meeting of Shareholders may have an adverse effect on the value of the grant, the Company agrees to make the supplemental cash payments described in this Section 8 to Executive if (i) the amendment to the 1996 Share Option Plan is approved and (ii) the market prices for ADSs for a period of five
(5) consecutive trading days which includes the award date for Executive's July 1998 stock option award, exceed the market prices for ADSs for an equivalent period of five (5) consecutive trading days which includes the date of the Executive's May 1998 stock option award. The period of five (5) trading days in May shall begin on the third trading day after the Company has publicly announced its financial results.

         The aggregate amount of the supplemental cash payments (if any) to be made to Executive shall be equal to the amount determined in the following manner:

         (a) The number obtained by subtracting (i) the average of the closing prices quoted for the ADSs in the Wall Street Journal for each trading day (for the U.S. stock markets) included in the period of five
         (5) trading days which includes the award date for Executive's May 1998 stock option award, from (ii) the average of the closing prices quoted for the ADSs for each trading day in the week which includes the award date for Executive's July, 1998 stock option award, but (iii) in no event more than $5.00 per ADS;

         (b)      multiplied by 350,000 ADSs.

This amount, or a portion thereof, shall be paid to Executive, without interest, at such time as the July 1998 stock option award (or any installment of such option award), vests, including payment of a proportionate part of such amount whenever an installment of the stock option has vested on an accelerated basis as a result of the Company's financial performance, provided Executive's employment with the Company has continued through such date, subject to any deferral election the Executive may file pursuant to the Company's Deferred Compensation Plan with respect to such payments.

         If any part of the stock option award to be granted to Executive in July 1998 is forfeited by Executive before Executive has received all installments of these supplemental cash payments, Executive shall forfeit a portion of the unpaid supplemental cash payments proportionate to the percentage of the ADSs covered by the July 1998 stock option award Executive forfeits.

         Section 9. TERMINATION BY THE COMPANY OR BY EXECUTIVE. This Employment Agreement may be terminated by the Board of Danka Business Systems or by Executive upon one (1) year's written notice, provided that Danka Business Systems or Executive, as the case may be, shall give Notice of Termination (as hereinafter defined). Compensation paid to Executive during the one-year notice period following the giving of the Notice of Termination shall be considered to be part of the severance pay described in Section 10 of this Employment Agreement.

         This Employment Agreement may be terminated upon six months' written notice by Danka Business Systems by reason of the Disability (as hereinafter defined) of Executive. This Employment Agreement may be terminated by the Board of Danka Business Systems immediately upon giving Notice of Termination for Cause (as hereinafter defined) and may be terminated by Executive for Good Reason (as hereinafter defined) immediately upon giving Notice of Termination, provided that the Company shall in either case pay to Executive the compensation and other benefits described in


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Section 10 of this Employment Agreement. Executive's right to terminate his employment for Good Reason shall not be affected by his incapacity due to physical or mental illness.

         Section 10. PAYMENTS UPON TERMINATION.

         (a) If Executive's employment is terminated during the term of this Agreement, either by the Board or by Executive, Executive shall be entitled to receive his base salary accrued through the date of termination, any accrued but unpaid vacation pay for the year of the termination, plus any bonus earned but not previously paid with respect to fiscal years preceding the termination date. If Executive's employment is terminated during the term of this Agreement by reason of Executive's death or disability, by Executive for Good Reason (as defined in Section 11 below), or by the Company other than for Cause [as defined in Section 11], then Executive shall also receive the additional termination pay and benefits set forth in Sections 10(b), 10(c), 12 or other applicable provisions of this Employment Agreement.

         (b) If Executive's employment is involuntarily terminated by the Company other than for Cause (as defined in Section 11), including by giving a Notice of Termination to Executive, or if the Executive gives a Notice of Termination for Good Reason (as defined in Section 11), the Company shall also be obligated to provide Executive with the following severance compensation:

         (i) The Company shall pay to Executive (subject to withholding of applicable taxes) a series of monthly termination payments, each equal to one-twenty-fourth (1/24th) of the sum of (A) two (2) full years of Executive's annual base salary, at the rate in effect on the date the Notice of Termination is given, and (B) twice the target annual bonus (i.e., twice 100 percent of annual base salary) which would be payable to Executive for the fiscal year in which the Notice of Termination is given if the Company's financial performance targets were deemed to be satisfied at the budgeted target level for such fiscal year. These monthly termination payments shall continue for twenty-four (24) months, but no termination payments shall be made for periods after the March 31, 2002, expiration of the Employment Period. These payments shall be offset by any amounts the Company pays to the Executive as annual salary or bonus for his services during the one-year notice period following the date the Notice of Termination was given, but shall not be offset by any amounts Executive may receive as compensation for services he performs for any other employer after his employment with the Company terminates.

         (ii) In addition to these termination payments, Executive shall be entitled to receive a pro rata annual bonus from the Company for the fiscal year which includes the date of termination, calculated by determining the performance bonus earned for the fiscal year which includes the date of termination, based on the extent to which the Company actually satisfies the relevant financial performance targets for the fiscal year by the end of such fiscal year, and multiplying this amount by a percentage equal to the ratio of the number of days worked by Executive during the fiscal year of the termination to the total number of work days during such fiscal year. This pro rata bonus shall be paid to Executive (subject to withholding at applicable taxes) promptly after the end of the fiscal year, once the H.R. Committee has certified the Company's achievement of the relevant performance targets.

         (iii) The Company shall continue to provide the Executive and his wife with coverage under all medical, hospitalization, life and other insurance benefits being provided to Executive at the date the Notice of Termination is given, for a period of up to twenty-four (24) months after the


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         date of termination; provided that the Company shall have no obligation to continue to provide Executive with these benefits for any periods after the earlier of (A) the expiration of the Employment Period, or
         (B) the date Executive obtains comparable benefits (with no significant pre-existing condition exclusions) as a result of Executive's employment in a new position.

         (iv) Any stock options awarded to Executive under any stock option plan or scheme maintained by the Company shall (A) if not previously vested, immediately become fully vested and exercisable in full, and (B) be deemed to be amended to permit their exercise by Executive at any time during the period of thirty-six (36) months following the date of termination (but no later than the expiration of any such stock option's original ten-year term), subject to the Executive's adherence to the terms of such non-competition, confidentiality and similar restrictive covenants as the H.R. Committee may require to be included in the relevant stock option agreements.

         (v) The Executive shall also receive any vested benefits payable to him under the terms of any deferred compensation, retirement, incentive or other benefit plan maintained by the Company, payable in accordance with the terms of the applicable plan.

         (c) If, at any time during the period of twenty-four (24) months following a Change of Control [as defined in Section 11.04], Executive's employment is involuntarily terminated by the Company or the Executive terminates his employment for Good Reason [as defined in Section 11.02 below], then Executive may elect, by delivering written notice to the Company within thirty (30) days following the date of such termination, to demand that the Company pay him an undiscounted lump sum payment equal to the sum of (i) two (2) full year's annual base salary, at the rate in effect on the date the Notice of Termination is given, plus (ii) twice the target annual bonus which would have been payable to Executive for the fiscal year if the Company's financial performance goals were deemed to be satisfied at the target level for such fiscal year (or, if the executive performance bonus plan is terminated after the Change of Control or modified to lower the available bonuses, then the annual performance bonus target for the last fiscal year prior to the Change of Control). This lump sum payment shall be in lieu of the monthly severance payments required by Section 10(a)(i) of this Employment Agreement. The Company shall deliver the lump sum payment (subject to withholding of applicable taxes) to Executive by wire transfer or cashier's check within ten (10) business days after the date on which Executive delivers his election to the Company.

         (d) If Executive's employment is terminated by the Board for Cause, the amount Executive shall be entitled to receive from the Company shall be limited to his base salary accrued through the date of termination, any accrued but unpaid vacation pay for the year of termination, any bonuses earned but not previously paid with respect to the fiscal year of Danka Business Systems most recently ended, and any vested benefits payable to Executive under the terms of any deferred compensation, retirement, stock option or other incentive plans maintained by the Company.

         (e) If Executive voluntarily terminates his employment by giving Notice of Termination before the end of the Employment Period (other than for Good Reason as defined in Section 11.02), or retires at the end of the Employment Period, the amount Executive shall be entitled to receive from the Company shall be limited to his base salary accrued through the date of termination, any accrued but unpaid vacation pay for the year, any bonus earned but not previously paid with respect to the fiscal year of Danka Business Systems most recently ended, and any other vested benefits payable to the Executive under the terms of any deferred compensation, retirement, stock option or other incentive plans of the Company.


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         (f) All payments to Executive under this Section 10 shall be paid by
Danka, or for periods after March 31, 1998, Danka Office Imaging Company, but in the event Danka should fail to make any such payment when due, Danka, Danka Office Imaging Company, and Danka Business Systems shall be jointly and severally liable to Executive.

         Section 11. DEFINITIONS. In addition to the words and terms elsewhere defined in this Employment Agreement, certain capitalized words and terms used in this Employment Agreement shall have the meanings given to them by the definitions and descriptions in this Section 11 unless the context or use indicates another or different meaning or intent, and such definition shall be equally applicable to both the singular and plural forms of any of the capitalized words and terms herein defined. The following words and terms are defined terms under this Employment Agreement:

                  11.01 Disability. "Disability" shall mean a physical or mental illness which, in the judgment of the Company after consultation with the licensed physician attending Executive, impairs Executive's ability to substantially perform his duties under this Employment Agreement as an employee and as a result of which he shall have been unable to perform his duties for the Company on a full-time basis for six (6) consecutive months.

                  11.02 Good Reason. "Good Reason" shall mean the occurrence of any of the following events without Executive's prior express written consent: (i) any material change in Executive's status, title, authorities or responsibilities (including reporting responsibilities) under this Employment Agreement which represents a demotion from such status, title, position or responsibilities (including reporting responsibilities); the assignment to him of any duties or work responsibilities which are materially inconsistent with his status, title, position or work responsibilities set forth in this Employment Agreement or which are materially inconsistent with the status, title, position or work responsibilities of a chief executive officer of a United Kingdom/United States publicly traded corporation; or any removal of Executive from, or failure to appoint, elect, reappoint or reelect Executive to, any of such positions, including a failure to reelect Executive as an Executive Director, except as a result of his death or Disability; (ii) the relocation of the principal office of the Company or the reassignment of Executive to a location more than thirty
         (30) miles from St. Petersburg, Florida; (iii) the failure by the Company to continue in effect any incentive, bonus or other compensation plan in which Executive participates, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to the failure to continue such plan, or the failure by the Company to continue Executive's participation therein, or any action by the Company which would directly or indirectly materially reduce his participation therein or reward opportunities thereunder; provided, however, that Executive continues to meet substantially all eligibility requirements thereof; (iv) the failure by the Company to continue in effect any employee benefit plan (including any medical, hospitalization, life insurance, disability or other group benefit plan in which Executive participates), or any material fringe benefit or perquisite enjoyed by him unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to the failure to continue such plan, or the failure by the Company to continue Executive's participation therein, or any action by the Company which would directly or indirectly materially reduce his participation therein or reward opportunities thereunder, or the failure by the


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         Company to provide him with the benefits to which he is entitled under this Employment Agreement; provided, however, that Executive continues to meet substantially all eligibility requirements thereof; (v) any other material breach by the Company of any provision of this Employment Agreement; or (vi) any purported termination of Executive's employment which is not effected pursuant to a Notice of Termination satisfying the requirements of this Employment Agreement, and for purposes of this Employment Agreement, no such purported termination shall be effective; or (vii) the failure of the Company to obtain a satisfactory agreement from any successor or assignee of the Company to assume and agree to perform this Employment Agreement.

                  11.03 Cause. For purposes of this Agreement, "Cause" shall mean and be limited to (i) Executive being convicted of a felony (or entering a guilty or nolo contendere plea to such a crime); or (ii) Executive being convicted of any lesser crime committed in connection with the performance of his duties hereunder involving fraud or moral turpitude; or (iii) the intentional and willful failure by Executive to substantially perform his duties hereunder as directed by the Board (other than any such failure resulting from Executive's incapacity due to physical or mental disability) after a demand for substantial performance is made on Executive by the Board.

                  11.04 Change of Control. "Change of Control" shall be deemed to have occurred when: (i) securities of Danka Business Systems representing 30 percent or more of the combined voting power of the then outstanding voting securities of Danka Business Systems are acquired pursuant to a general offer for the issued share capital of the Company which is an offer regulated under the U.K. Take-Over Code or any other tender offer or an exchange offer by any person or group of persons acting in concert [within the meaning of Section 14(d) of the Securities Exchange Act of 1934] other than the Company, a direct or indirect subsidiary or parent of the Company, an employee benefit plan or similar trust established by the Company, or any other person whose offer has been solicited or expressly approved by the Board; (ii) a merger or consolidation is consummated in which Danka Business Systems is a constituent corporation and which results in less than 50 percent of the outstanding voting securities of the surviving or resulting entity being owned by the then existing stockholders of Danka Business Systems; (iii) a sale is consummated by the Company of substantially all of the Company's assets (or substantially all of the assets of Danka) to a person or entity which is not a wholly-owned subsidiary of Danka Business Systems or any of its affiliates; or (iv) during any period of two consecutive years, individuals who, at the beginning of such period, constituted the Board cease, for any reason, to constitute at least a majority thereof, unless the election or nomination for election for each new director was approved by the vote of at least two-thirds of the directors then still in office who were directors at the beginning of such two-year period.

                  11.05 Notice of Termination. "Notice of Termination" shall mean a written notice which shall indicate the specific termination provision in this Employment Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated; provided, however, no such purported termination shall be effective without such Notice of Termination; provided further, however, any

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         purported termination by the Company or by Executive shall be communicated by a Notice of Termination to the other party hereto in accordance with Section 13 of this Employment Agreement.

         Section 12. DEATH. Upon Executive's death during the Employment Period, this Employment Agreement shall terminate immediately upon the date of Executive's death, provided that the Company shall:

         (a) pay to Executive's estate Executive's base salary accrued through the date of death, accrued but unpaid vacation pay for the year of death, any bonus earned but unpaid with respect to periods prior to the date of death, and a pro rata bonus for the fiscal year which includes the date of death, calculated by multiplying the performance bonus payable for the fiscal year, based on the Company's actual satisfaction of its performance goals for the year, by a percentage equal to the ratio of the number of days Executive worked prior to his death to the total number of work days during the fiscal year.

         (b) pay any death benefits owed in respect of Executive under the terms of any life insurance plan, retirement or deferred compensation plan, or other benefit plan of the Company, to Executive's surviving spouse or such other beneficiary as Executive has designated.

         Section 13. NOTICES. For the purposes of this Employment Agreement, notices and all other communications provided for in the Employment Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, or by expedited (overnight) courier with established national reputation, shipping prepaid or billed to sender, in either case addressed to the respective addresses last given by each party to the other (provided that all notices to the Company shall be directed to the attention of the Board with a copy to the Secretary of the Company) or to such other address as either party may have furnished to the other in writing in accordance herewith. All notices and communication shall be deemed to have been received on the date of delivery thereof, on the third business day after the mailing thereof, or on the second day after deposit thereof with an expedited courier service, except that notice of change of address shall be effective only upon receipt.

         Section 14. SUCCESSORS. This Employment Agreement shall be binding on the Company and any successor to any of its businesses or to a substantial fraction of its business assets. Without limiting the effect of the prior sentence, the Company shall use its best efforts to require any successor or assigns (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Employment Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. As used in this Employment Agreement, "Company" shall mean the Company as hereinbefore defined and any successor or assignee to its business and/or a substantial fraction of its assets as aforesaid which assumes and agrees to perform this Employment Agreement or which is otherwise obligated under this Agreement, by operation of law or otherwise.

         Section 15. BINDING EFFECT. This Employment Agreement shall inure to the benefit of and be enforceable by Executive's personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive should die while any amounts would still be


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payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Employment Agreement to Executive's estate.

         Section 16. MODIFICATION AND WAIVER. No provision of this Employment Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and such officer of the Company as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Employment Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

         Section 17. HEADINGS. Headings used in this Agreement are for convenience only and shall not be used to interpret or construe its provisions.

         Section 18. WAIVER OF BREACH. The waiver of either the Company or Executive of a breach of any provision of this Employment Agreement shall not operate or be construed as a waiver of any subsequent breach by either the Company or Executive.

         Section 19. AMENDMENTS. No amendments or variations of the terms and conditions of this Employment Agreement shall be valid unless the same is in writing and signed by all of the parties hereto.

         Section 20. SEVERABILITY. The invalidity or unenforceability of any provision of this Employment Agreement, whether in whole or in part, shall not in any way affect the validity and/or enforceability of any other provision herein contained. Any invalid or unenforceable provision shall be deemed severable to the extent of any such invalidity or unenforceability.

         Section 21. ENTIRE AGREEMENT. This Employment Agreement sets forth the entire agreement and understanding of the Company and Executive in respect of the terms and conditions of Executive's employment after the Commencement Date, and supersedes all prior employment agreements, covenants or representations or warranties, whether oral or written, made by the parties, or any representative of the Company, with respect to such terms and conditions of employment, including the Employment Agreement dated April 1, 1994 by and among Executive, Danka Business Systems and Danka Industries, Inc.

         Section 22. GOVERNING LAW. This Employment Agreement shall be construed and enforced pursuant to the laws of the State of Florida.

         Section 23. ARBITRATION. Any controversy or claim arising out of or relating to this Employment Agreement or any transactions provided for herein, or the breach thereof, other than a claim for injunctive relief shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the "Rules") in effect at the time demand for arbitration is made by any party. One arbitrator shall be named by the Company, a second shall be named by Executive and the third arbitrator shall be named by the two arbitrators so chosen. In the event that the third arbitrator is not agreed upon, he or she shall be named by the American Arbitration Association. Arbitration shall occur in St. Petersburg, Florida or such other location as may be mutually agreed to by the Company and Executive. The award made by all or a majority of the panel of arbitrators shall be final and binding, and judgment may be entered in any court of law having competent jurisdiction. The


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


award is subject to confirmation, modification, correction, or vacation only as explicitly provided in Title 9 of the United States Code, as amended. The prevailing party shall be entitled to an award of pre- and post-award interest as well as reasonable attorneys' fees, costs and expenses incurred in connection with the arbitration and any judicial proceedings related thereto.

         Section 24. COUNTERPARTS. This Employment Agreement may be executed in more than one (1) counterpart and each counterpart shall be considered an original.

         IN WITNESS WHEREOF, this Employment Agreement has been duly executed by the Company and Executive as of the date first above written.

                                    "COMPANY" - DANKA BUSINESS SYSTEMS PLC

                                    By /s/ Mark A. Vaughan-Lee
                                       --------------------------------------
                                           Mark A. Vaughan-Lee, Chairman

                                    DANKA HOLDING COMPANY

                                    By /s/ David C. Snell
                                       --------------------------------------
                                           David C. Snell, Vice President

                                    "EXECUTIVE"

                                    /s/ Daniel M. Doyle
                                    -----------------------------------------
                                    Daniel M. Doyle



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